EXHIBIT 2.5

AMENDMENT NO. 2
TO
MERGER AGREEMENT

This AMENDMENT NO. 2 TO MERGER AGREEMENT (this “Amendment”) is made effective as of October 25, 2017 by and among People’s Utah Bancorp, a Utah corporation (“PUB”), People’s Intermountain Bank, a Utah state bank (“PIB”), Town & Country Bank, Inc., a Utah state bank (“TC”) and the Shareholders’ Representative. PUB, PIB and TC are each referred to in this Amendment as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties are parties to that certain Merger Agreement dated as of May 31, 2017, as amended on September 1, 2017 (the “Merger Agreement”);

WHEREAS, the Parties desire to amend the Merger Agreement to address the Gem Mine Litigation;

WHEREAS, Section 10.9 of the Merger Agreement provides that the Merger Agreement may be amended by an instrument in writing approved by the Parties and signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1

Amendments of the Merger Agreement

Section 1.1Definitions.

(a)	Effective immediately as of the date hereof, all references to Escrow Amount in the definition of Closing Total Purchase Price Payment shall also include the Gem Mine Escrow Amount.
(b)	Effective immediately as of the date hereof, a new definition is added to Section 2.1 as follows: “Gem Mine Escrow Amount” shall be equal to $500,000.
(c)

Effective immediately as of the date hereof, the definition “Per Share Cash Consideration” shall have the following sentence added to the end of it: “Notwithstanding anything to the contrary herein, and for the avoidance of doubt, cash included in the Escrow Amount and the Gem Mine Escrow Amount shall be included in the 35% calculation used to compute the Per Share Cash Consideration; provided, however that the cash included in the Escrow Amount and the Gem Mine Escrow Amount will not be distributed at Closing, but will be distributed as described herein and in any applicable escrow agreement related thereto.”

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Section 1.2Effective immediately as of the date hereof, a new definition is added to Section 2.1 as follows: “Gem Mine Litigation” shall mean any litigation involving TC (or PIB as a successor to TC) relating to GEM Mine#1, LLC.

Section 1.3Amendment of Section 2.6.  Effective immediately as of the date hereof, all references to Escrow Amount in Section 2.6 shall also include the Gem Mine Escrow Amount.

Section 1.4Amendment of Section 2.9.  Effective immediately as of the date hereof, a new Section 2.9(e) is added as follows:

“Notwithstanding anything to the contrary herein, the Parties agree that they will enter into an escrow agreement relating to the Gem Mine Escrow Amount.   At the Effective Time, PUB will defer payment of the Gem Mine Escrow Amount and deliver such Gem Mine Escrow Amount to the escrow agent to be released as described herein and in the escrow agreement.  The escrow agreement will provide that the Gem Mine Escrow Amount will be retained in escrow until final resolution or settlement of the Gem Mine Litigation, which resolution is not subject to any appeals.  After final resolution of the Gem Mine Litigation, the escrow agent shall release to the Shareholders’ Representative the Gem Mine Escrow Amount, less the amount of any indemnification payments relating to the Gem Mine Litigation owed by TC (or PIB as a successor to TC) and properly deducted therefrom pursuant to the terms of the escrow agreement.  On receiving any distribution with respect to the Gem Mine Escrow Amount pursuant to the above provisions, the Shareholders’ Representative shall distribute to each holder of TC Common Shares that has delivered all of the materials required by Section 2.6 and is thus entitled to receive PUB Common Shares and cash in connection with the Merger, an amount equal to the product of (a) the amount of the Gem Mine Escrow Amount to be delivered at such time in accordance with this Agreement to the Shareholders’ Representative, multiplied by (b) the quotient obtained by dividing (i) the total number of shares of TC Common Shares held by such holder immediately prior to the Closing by (ii) the total number of TC Common Shares held by all TC shareholders that were outstanding immediately prior to the Closing. Any portion of the Gem Mine Escrow Amount delivered to the Shareholders’ Representative that is not delivered to the shareholders of TC pursuant to the prior sentence shall be delivered to PUB and shall be treated in the same manner as portions of the Exchange Fund that remain unclaimed by the TC shareholders under Section 2.6.”

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Section 1.5Amendment of Section 7.3.  Effective immediately as of the date hereof, a new Section 7.3(n) is hereby added as follows:

“(n)Certain Payments by TC.  All amounts in respect of any bonuses or commissions earned by employees, consultants or agents of TC in respect of any work or services performed at any time prior to the Effective Time, which amounts are equal to $345,500, shall have been paid in full by TC on or prior to the Effective Time.  Such payments will also have been recorded as a expense on the financial statements of TC.”

Section 1.6Amendment of Section 7.3(f). Effective immediately as of the date hereof, all references to Escrow Amount in Section 7.3(f) shall also include the Gem Mine Escrow Amount.

Section 1.7Amendment of Section 9.2.  Effective immediately as of the date hereof, a new Section 9.2(n) is hereby added as follows:

“(n) any Damages relating to the Gem Mine Litigation.”

Section 1.8Amendment of Section 9.4(c) and (e) and Section 9.9.  Effective immediately as of the date hereof, all references to Escrow Amount in Section 9.4(c), Section 9.4(e) and Section 9.9 shall also include the Gem Mine Escrow Amount

SECTION 2

Miscellaneous Provisions

Section 2.1Effect of Amendment.  This Amendment is not to be construed as a waiver of any term, condition or provision of the Merger Agreement, and that except as expressly provided for by this Amendment, all terms and conditions of the Merger Agreement as amended by Amendment No. 1 to Merger Agreement and this Amendment shall remain in full force and effect, without any modification whatsoever.

Section 2.2Counterparts.  This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 to Merger Agreement effective as of the date first written above.

PEOPLE’S UTAH BANCORP

By:	/s/ Richard T. Beard
Name:	Richard T. Beard
Title:	President & CEO

PEOPLE’S INTERMOUNTAIN BANK

By:	/s/ Richard T. Beard
Name:	Richard T. Beard
Title:	CEO

TOWN & COUNTRY BANK, INC.

By:	/s/ Kurt A. Johnson
Name:	Kurt A. Johnson
Title:	Chairman of the Board

SHAREHOLDERS’ REPRESENTATIVE

By:	/s/ Jason Lindsey
Name:	Jason Lindsey, an individual

[Signature Page to Amendment No. 2 to Merger Agreement]

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